UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

______________________________

Date of report (Date of earliest event reported):  February 8,  2017

LAKE SHORE BANCORP, inc.

(Exact name of registrant as specified in its charter)

United States	000-51821	20-4729288
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

31 East Fourth Street, Dunkirk, NY 14048

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (716) 366-4070

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]   Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01Other Events.

On February 8,  2017, at a special meeting of members of Lake Shore, MHC (the “MHC”), the 59.7% majority-owner and mutual holding company of Lake Shore Bancorp, Inc. (the “Company”), the members of the MHC (i.e., depositors of Lake Shore Savings Bank) voted to approve the MHC’s waiver of dividends declared by the Company on its common stock during the twelve months subsequent to the members approval (i.e., through February 7,  2018), up to $0.08 per share on a quarterly basis.

As was previously disclosed, historically, the MHC has waived its rights to receive dividends declared on its shares of the Company’s common stock.  The Federal Reserve Board has adopted interim final regulations that impose conditions on the ability of mutual holding companies to waive the receipt of dividends from their subsidiaries, such as the requirement to obtain the approval of the MHC’s members for the MHC to waive the receipt of dividends over a 12 month period.  Following the receipt of member approval, the MHC will apply to the Federal Reserve Board for its non-objection to dividend waivers by the MHC for the next 12 months. If this non-objection is obtained from the Federal Reserve Board prior to March 13,  2017, the expected payment date of the fourth quarter 2016 dividend, the MHC intends to waive its receipt of such dividend.

The Company’s Board of Directors on February 8,  2017 declared a quarterly cash dividend of $0.08 per share on its outstanding common stock.  The dividend is payable on March 13, 2017 to shareholders of record as of February 23,  2017.

A copy of the press release is attached as Exhibit 99.1 hereto

Item 9.01Financial Statements and Exhibits.

          (d)Exhibits

        99.1Press Release of Lake Shore Bancorp, Inc. dated February 8, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAKE SHORE BANCORP, inc.
By:	/s/ Rachel A. Foley
Name:	Rachel A. Foley
Title:	Chief Financial Officer

Date: February 8,  2017